Exhibit 10.12
Performance Units
Three-Year Vest
REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

DATE OF GRANT: MARCH 6, 2008
W I T N E S S E T H:
     1. Grant. Pursuant to the provisions of the Long-Term Incentive Plan (collectively, the “Plan”), Reynolds American Inc. (the “Company”) on the above date has granted to
Jeffrey A. Eckmann (the “Grantee”),
subject to the terms and conditions which follow and the terms and conditions of the Plan, a target of
1,118,250 Performance Units.
A copy of the Plan has been provided to the Grantee and is made a part of this Agreement with the same effect as if set forth in the Agreement itself. The initial grant value of each Performance Unit shall be $1.00 (the “Initial Grant Value”). All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless the context requires a different meaning.
     2. Vesting. (a) The Performance Units shall have a three-year performance period, consisting of the Company’s fiscal years 2008, 2009 and 2010 (the “Performance Period”), at the end of which the Performance Units will be valued pursuant to section 3(a) of this agreement and paid, if they vest, or cancelled, if they do not vest. For the Performance Units to vest, the Company must pay to its shareholders a dividend of at least $.85 per share in each fiscal quarter during the period commencing on the Date of Grant and ending on December 31, 2010 (the “Threshold Requirement”), unless the Company’s Board of Directors specifically approves the noncancellation of the Performance Units upon the declaration of a quarterly dividend of less than $.85 per share (except that in no event shall the Company’s Board of Directors have the authority to approve the noncancellation of the Performance Units for any grantee who is a “Covered Employee” within the meaning of 162(m) of the Internal Revenue Code). In the event the Company fails to satisfy the Threshold Requirement, and the Company’s Board of Directors does not or cannot approve the noncancellation of the Performance Units, the Performance Units shall be cancelled.
     (b) Notwithstanding anything in Section 2(a) to the contrary, in the event of (i) the Grantee’s death, (ii) the Grantee’s Permanent Disability (as defined in the Company’s Long-Term Disability Plan), (iii) the Grantee’s voluntary termination of employment, including retirement, or (iv) the Grantee’s involuntary Termination of Employment without Cause (as such terms are defined in Section 5 of this Agreement), the Performance Units shall vest, if not cancelled during the Performance Period due to the Company’s failure to meet the Threshold Requirement. Such award shall be paid as soon as practicable following the close of the Company’s books at the end of the Performance Period, and in any event no later than March 15, 2011, and each Performance Unit shall have a Payment Value as set forth in Section 3 (a) of this Agreement.
     (c) Notwithstanding anything in Section 2(a) to the contrary, in the event of a Change of Control (as defined in the Plan), the number of Performance Units which shall vest, if not cancelled prior to the Change of Control due to the Company’s failure to meet the Threshold Requirement, shall be equal to the product of (i) the original number of Performance Units granted to the Grantee under this Agreement and (ii) a fraction, the numerator of which shall be the number days in the Performance Period before the date of the Change of Control, and the denominator of which shall be the total number of days in the Performance Period. Such prorated award shall be paid as soon as practicable after the Change of Control, and in any event no later than March 15 after the end of the year in which the Change of Control occurs, and each Performance Unit shall have a Payment Value as set forth in section 3(b) of this Agreement.
     (d) Upon the Grantee’s Termination of Employment for Cause (as such terms are defined in Section 5 of this Agreement) prior to the end of a Performance Period, all of the Grantee’s Performance Units shall be cancelled.
     (e) Notwithstanding anything to the contrary contained in this Section 2 or in any other Section of this Agreement, if the Grantee has a written employment or severance agreement with the Company or one of its subsidiaries, and such other agreement contains provisions relating to the vesting by the Grantee in the Performance Units or the right of the Grantee to receive the Payment Value (as defined below) (including, without limitation, vesting provisions upon the termination of employment of the Grantee), and such provisions are different than the comparable provisions of this Agreement, then the provisions of such other agreement shall govern and control.
     3. Valuation of Performance Units. (a) At the end of the Performance Period, if the Threshold Requirement is met or otherwise waived by the Company’s Board of Directors, the value of each Performance Unit (the “Payment Value”) shall be determined by multiplying the Initial Grant Value by 0% to 200% based on the level of achievement of the third year RAI earnings per share target, set forth in Annex I, at the end of the Performance Period. An additional adjustment to the Payment Value will be made up to +/-10% based on the level of RAI’s total shareholder return compared against the total shareholder return of RAI’s Peer Group during the Performance Period, as set forth on Annex I. “RAI’s Peer Group” shall mean the companies comprising Standard & Poor’s Food and Beverage Index as of the date of grant, plus PM USA, Carolina Group and UST Inc.
     (b) In the event of a Change of Control, the Payment Value shall be equal to the greater of (i) the Initial Grant Value, or (ii) the Initial Grant Value multiplied by (x) 0% to 200% based on the level of achievement of the third year RAI earnings per share target, set forth in Annex I, assuming that RAI’s growth rate through the vesting date had continued through the end of the Performance Period, and (y) by an additional +/-10%, as set forth in Annex I, based on RAI’s total shareholder return compared against the total shareholder return of RAI’s Peer Group through the vesting date.

     (c) In no event shall the Payment Value, determined pursuant to Section 3(a) or 3(b), be less than 0% or greater than 200% of the Initial Grant Value.
     4. Payment. (a) Payment of Performance Units shall be made only in cash. Except with respect to a Change of Control as described in Section 2(c) of this Agreement, or except under such other circumstances as the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) deems appropriate for participants other than a “Covered Employee” within the meaning of 162(m) of the Internal Revenue Code, no payment shall be made to the Grantee prior to the end of the Performance Period. Except as otherwise provided by this Agreement, payment of vested Performance Units shall be made in the amount of the Payment Value as soon as practicable following the close of the Company books at the end of the Performance Period, and in any event no later than March 15, 2011.
     (b) In the event of the death of a Grantee, any payment to which such Grantee is entitled under the Plan shall be made to the beneficiary designated by the Grantee to receive the proceeds of any noncontributory group life insurance coverage provided for the Grantee by the Company or a subsidiary of the Company (“Group Life Insurance Coverage”). If the Grantee has not designated such beneficiary, or desires to designate a different beneficiary, the Grantee may file with the Company a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Grantee, in writing. If no designation of beneficiary has been made by a Grantee under the Group Life Insurance Coverage or filed with the Company under the Plan, distribution upon such Grantee’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Grantee is no longer an employee of the Company at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Company under the Plan, distribution upon such Grantee’s death shall be made to the Grantee’s estate.
     5. Termination of Employment. (a) For purposes of this Agreement, the term “Termination of Employment” shall mean termination from active employment with the Company or a subsidiary of the Company; it does not mean the termination of pay and benefits at the end of a period of salary continuation (or other form of severance pay or pay in lieu of salary).
     (b) For purposes of this Agreement, if the Grantee has an employment or severance agreement or is covered under a severance plan of the Company or one of its subsidiaries, employment shall be deemed to have been terminated for “Cause” only as such term is defined in such employment or severance agreement or such severance plan. For purposes of this Agreement, if the Grantee does not have an employment or severance agreement that defines the term “Cause,” the Grantee’s employment shall be deemed to have been terminated for “Cause” if the Termination of Employment results from the Grantee’s: (i) criminal conduct; (ii) deliberate and continual refusal to perform employment duties on substantially a full time basis; (iii) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Grantee or a majority of the Board of Directors of the Company; or (iv) deliberate misconduct which could be materially damaging to the Company or any of its business operations without a reasonable good faith belief by the Grantee that such conduct was in the best interests of the Company. A Termination of Employment shall not be deemed for Cause hereunder unless the chief human resources officer of the Company shall confirm that any such Termination of Employment is for Cause; provided, however, that the chief executive officer of the Company shall be required to confirm that a Termination of Employment of the chief human resources officer of the Company is for Cause. Any voluntary Termination of Employment by the Grantee in anticipation of an involuntary Termination of Employment for Cause shall be deemed to be a Termination of Employment for Cause.
     6. Transferability. Other than as specifically provided in this Agreement with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.
     7. No Right to Employment. Neither the execution and delivery of this Agreement nor the granting of the Performance Units evidenced by this Agreement shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee’s employment at any time with or without Cause.
     8. Application of Laws. The granting of Performance Units under this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
     9. Notices. Any notices required to be given hereunder to the Company shall be addressed to the Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990, and any notice required to be given hereunder to the Grantee shall be sent to the Grantee’s address as shown on the records of the Company.
     10. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company in respect of the grant of Performance Units or payment of the Payment Value hereunder shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. The Grantee hereby authorizes the necessary withholding by the Company to satisfy such tax withholding obligations prior to delivery of the Payment Value.
     11. Administration and Interpretation. In consideration of the grant of Performance Units hereunder, the Grantee specifically agrees that the Compensation Committee shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretation and determinations made by the Compensation Committee shall be final, conclusive, and binding upon the Grantee, the Company and all other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement. The Compensation Committee may delegate its interpretive authority to an officer or officers of the Company.
     12. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent.

     13. Amendment. This Agreement is subject to the Plan, a copy of which has been provided. The Board of Directors may amend the Plan and the Compensation Committee may amend this Agreement at any time and in any way, except that, other than for adjustments under Section 12 hereof and as otherwise provided by the Plan, any amendment of the Plan or this Agreement that would impair the Grantee’s rights under this Agreement may not be made without the Grantee’s written consent.
     14. Obligations of Grantee. (a) In addition to any other obligations of the Grantee under law of any other agreement with the Company, in consideration of the grant of Performance Units hereunder, the Grantee, while both actively employed and in the event of Grantee’s Termination of Employment for any reason, specifically agrees that within the term of this grant or within one year following the payment of any amounts pursuant to the grant, if later: (i) the Grantee will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company; (ii) the Grantee will promptly notify the Company upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company, or if the Grantee becomes aware of any potential claim or proposed litigation against the Company; (iii) the Grantee will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company’s written permission or being required to provide information pursuant to legal process; (iv) the Grantee will not disclose or misuse any confidential information or material concerning the Company; and (v) the Grantee will not engage in any activity contrary or harmful to the interests of the Company. In further consideration of the grant of Performance Units hereunder, the Grantee specifically agrees that if required by law to provide sworn testimony regarding any Company-related matter: the Grantee will consult with and have Company designated legal counsel present for such testimony (the Company will be responsible for the costs of such designated counsel); the Grantee will confine his testimony to items about which the Grantee has knowledge rather than speculation, unless otherwise directed by legal process; and the Grantee will cooperate with the Company’s attorneys to assist their efforts, especially on matters the Grantee has been privy to, holding all privileged attorney-client matters in strictest confidence.
     (b) If the Company reasonably determines that the Grantee has materially violated any of the Grantee’s obligations under this Agreement, then this Grant shall terminate, effective the date on which such violation began (unless otherwise terminated sooner), and the Company may demand the return of any amount paid to the Grantee hereunder and the Grantee hereby agrees to return such amounts upon such demand. If after such demand the Grantee fails to return such amounts, the Grantee acknowledges that the Company has the right to deduct from any amounts the Company owes to the Grantee (including, but not limited to, wages or other compensation), or to commence judicial proceedings against the Grantee, to recover such amounts and any and all of its attorney’s fees and costs.

     15. GOVERNING LAW. THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAWS.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

REYNOLDS AMERICAN INC.

	By:	/s/ Lisa J. Caldwell

Authorized Signature

/s/ Jeffrey A. Eckmann

Grantee

Grantee’s Taxpayer Identification Number:

Grantee’s Home Address:

6